Exhibit 99.1

NEWS RELEASE

CSL010010	07/27/10

Carlisle Companies Reports $0.62 Earnings Per Share from Continuing Operations for the Second Quarter 2010

CHARLOTTE, NORTH CAROLINA, July 27, 2010 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $709.4 million for the quarter ended June 30, 2010, an 11% increase from net sales of $636.7 million in the second quarter of 2009.  The Interconnect Technologies segment’s acquisitions of Jerrik and Electronic Cable Specialists (ECS) and the Engineered Transportation Solutions segment’s acquisition of Japan Power Brake contributed $15.7 million in sales, or 2.5%, in the second quarter of 2010.  Organic sales increased by 8.6% from the same quarter in the prior year, with sales growth primarily in the Construction Materials, Engineered Transportation Solutions and Interconnect Technologies segments.

Income from continuing operations decreased 32% to $38.9 million, or $0.62 per diluted share, in the second quarter 2010 compared with $57.2 million, or $0.93 per diluted share, in the second quarter of 2009.  The decrease in year-over-year income was primarily the result of an after-tax gain recorded in the second quarter of 2009 of $15.2 million, or $0.25 per diluted share, related to insurance recoveries.  Also contributing to the reduction was an increase in the effective tax rate from 31% in the second quarter of 2009 to 38% in the second quarter of 2010 due to higher taxes with respect to foreign operations.   In the second quarter of 2010, income was negatively impacted by higher raw material costs as compared to the same period in the prior year as well as reductions in selling prices which, although relatively level with the first quarter of 2010, were lower than the second quarter of 2009.  The second quarter of 2010 was favorably impacted by higher sales volumes, efficiencies from the Carlisle Operating System and a year-over-year reduction in after-tax restructuring charges.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “During the second quarter, our organic revenue increased by 8.6% and, despite the impact of rising raw material costs, we were able to achieve 9.0% EBIT (Earnings Before Interest and Income Taxes) margin through continued emphasis on the Carlisle Operating System.

“Our Construction Materials segment achieved a 10% sales increase over the same period in 2009 and, notwithstanding significant increases in some of its key raw materials, slightly increased EBIT.  Leveraging a 60% increase in net sales, our Interconnect Technologies segment achieved a 122% increase in EBIT, resulting in EBIT margins rising from 6.9% in the second quarter 2009 to 9.6% in the second quarter 2010.  Despite softness in sales, our FoodService Products segment increased its EBIT margin from 9.2% to 10.3% in the second quarter year-over-year through continued efficiency improvements gained through the Carlisle Operating System.

“Our EBIT performance in the Engineered Transportation Solutions segment was lower during the second quarter primarily due to the impact from a $24.5 million insurance gain recorded in the second quarter of last year.  In addition, we continue to face significant increases in raw material costs within this segment and continue to address production inefficiencies related to the consolidation of our Buji and Meizhou, China tire plants which we expect to resolve in the third quarter.  The consolidation of the U.S. tire operations into the Jackson, Tennessee plant by the end of 2010 remains on track. These consolidation activities and the continued integration of the tire and wheel, power transmission, and industrial brake and friction product lines are expected to drive improvements in EBIT margin in 2011.”

Roberts continued, “During the second quarter of 2010, we incurred company-wide consolidation and plant closure pre-tax costs of $4.0 million.  We estimate an additional $13 million in related costs for the balance of year.  We expect to achieve company-wide savings of approximately $9 million in 2010, most of which is expected in the latter half of this year, and an additional $15 million in 2011 from our consolidation efforts.

“Our balance sheet remains strong and we continue to be well-positioned to maintain our focus on expanding through bolt-on acquisitions and new product development.”

Roberts concluded by stating, “We continue to plan for revenue growth for full year 2010.  Our most significant EBIT challenge will be the uncertainty regarding raw material costs and potential start-up issues as we bring our Jackson, Tennessee tire plant on-line.  Of the two, the impact of raw materials is the largest unknown.  We have not seen any relief on the horizon so we are implementing cost reduction programs and price increases to offset these costs.  If they cannot be fully offset, it could be a challenge to equal last year’s margin performance. We have plans in place to mitigate the start-up costs at Jackson and we will continue to vigorously pursue operating improvements through the Carlisle Operating System to increase our EBIT margins.”

Segment Results

Construction Materials: Second quarter 2010 net sales of $345.8 million increased by 10% from net sales of $314.4 million, while EBIT increased to $51.3 million from $50.7 million for the same period in 2009.  Primarily driven by higher demand for re-roofing, sales increased in all products lines with the exception of the Insulfoam product line.  The decline in Insulfoam sales reflected the continued lower demand for new residential construction. Despite higher sales volumes and efficiency gains from the Carlisle Operating System, EBIT margin decreased from 16.1% to 14.8% for the quarter year-over-year. This was primarily due to higher raw material costs and selling prices that remained relatively flat with the first quarter of 2010 but declined when compared to the same quarter of the prior year.

Engineered Transportation Solutions:  Second quarter 2010 net sales of $218.2 million increased by 10% compared to net sales of $197.8 million, while EBIT of $9.2 million compared to $39.0 million for the same period in 2009.  Sales from the acquisition of Japan Power Brake contributed $2.1 million to net sales in the second quarter of 2010. The segment achieved organic sales growth of 53% and 24% in its heavy duty brake and friction, and power transmission product lines, respectively.  Growth in the outdoor power equipment market was offset by declines in agriculture, construction and power sports markets.  The reduction in EBIT in 2010 was primarily due to a gain of $24.5 million from a fire insurance recovery which occurred in the second quarter of 2009, higher raw material costs experienced in 2010 and continued start-up expenses associated with the Company’s consolidation of its tire manufacturing operations in China.  Plant restructuring expenses in the second quarter of 2010 of $3.6 million compared to asset impairment and restructuring expenses of $4.7 million for the same period in 2009.

Interconnect Technologies: Second quarter 2010 net sales of $62.4 million increased by 60% from net sales of $39.1 million, and EBIT increased 122% to $6.0 million from $2.7 million for the same period in 2009.   The acquisitions of Jerrik and ECS contributed $13.6 million, or 35%, to net sales in the second quarter 2010.  Organic sales increased by 25% in the second quarter of 2010, primarily due to growth within the aerospace market of 32% and in particular, increased sales from the Boeing 787 program.  Sales in the test and measurement market, which had been experiencing declines in previous quarters, were relatively flat during the second quarter of 2010. EBIT margin increased to 9.6% in the second quarter 2010 from 6.9% in the second quarter 2009, as a result of the increase in organic sales volume and cost efficiencies driven by the Carlisle Operating System.

FoodService Products: Second quarter 2010 net sales declined 4.2% to $61.3 million compared to net sales of $64.0 million in the prior year period, and EBIT increased to $6.3 million from $5.9 million for the same period in 2009.   The decline in sales was primarily due to reduced demand in the foodservice product line. Despite the sales decline, EBIT margin increased to 10.3% in the second quarter 2010 from 9.2% in the second quarter 2009, due primarily to efficiency gains from the Carlisle Operating System.

Specialty Products: Second quarter 2010 net sales of $21.7 million compared to net sales of $21.4 million and EBIT was $0.2 million, compared to a loss of $3.3 million for the same period in 2009.  Sales volume improved on increased demand within the specialized and material hauling trailer market, offset by lower selling prices as compared to the second quarter of the prior year.  The improvement in EBIT from 2009 to 2010 was primarily related to asset impairment charges of $3.8 million recorded during the second quarter of 2009 related to the Company’s decision to exit its Brookville, Pennsylvania facility, which was subsequently closed last year.

Corporate Expense

Corporate expense declined from $10.1 million for the second quarter 2009, which had included $1.7 million in senior management restructuring charges, to $8.8 million for the second quarter of 2010.

Discontinued Operations

Loss from discontinued operations of $0.3 million for the second quarter 2010 compared with a loss of $1.7 million for the second quarter 2009.

Net Income

Net income for the second quarter 2010 was $38.6 million, or $0.62 per diluted share, compared to net income of $55.5 million, or $0.90 per diluted share, for the second quarter 2009.  Second quarter net income of 2009 includes an after-tax gain of $15.2 million, or $0.25 per diluted share, related to insurance recoveries.  2010 net income was negatively impacted by an increase in the effective tax rate, higher raw material costs and year-over-year reductions in selling prices, partially offset by organic sales growth and efficiency gains from the Carlisle Operating System.  After-tax expense of $2.4 million, or $0.04 per diluted share, in plant restructuring charges in the second quarter of 2010 compared to after-tax expense of $8.3 million, or $0.14 per diluted share, related to asset impairment and restructuring charges in the second quarter of 2009.

Year-to-Date

Net sales of $1.27 billion for the six months ended June 30, 2010 increased 8.9% as compared with $1.17 billion for the same period in 2009.  Acquisitions in the Interconnect Technologies and Engineered Transportation Solutions segments contributed $31.9 million, or 2.7%, of additional sales in the first six months of the current year as compared to the same period of 2009.  For the first six months of the year, organic sales increased by 5.6% from the prior year period, with organic growth generated by the Construction Materials, Engineered Transportation Solutions and Interconnect Technologies segments.

June 30, 2010 year-to-date income from continuing operations of $61.8 million, or $0.99 per diluted share, compared with $68.2 million, or $1.11 per diluted share, for the same period in 2009.  2010 EBIT year-to-date declined from 2009 due to a gain of $27.0 million recorded in 2009 from fire insurance recoveries, higher raw material costs experienced in 2010 and reductions in selling prices, which remained relatively level from the first quarter of 2010 to the second quarter of 2010, but declined on a year-over-year basis.  Partially offsetting these impacts were higher sales volumes, efficiencies gained through the Carlisle Operating System and a year-over-year reduction in plant and corporate restructuring charges from $14.7 million in the first half of 2009 to $6.9 million in the first half of 2010.

Net income for the six months ended June 30, 2010 was $62.8 million, or $1.01 per diluted share.  Net income for the six months ended June 30, 2009 was $62.1 million, or $1.01 per diluted share, and included after-tax severance, asset write-down and impairment charges of $3.7 million related to the 2009 exit of the Motion Control business.

Cash flow provided by operations of $20.5 million for the six months ended June 30, 2010 compared with $269.0 million for the same period in 2009.  Cash used for working capital and other assets and liabilities was $72.0 million for the six months ended June 30, 2010, which compared to cash provided of $151.9 million for the six months ended June 30, 2009.  Cash flow provided by operations for the first six months of 2009 includes $54.5 million from the proceeds relating to the insurance recovery from the fire at the Bowdon, Georgia, facility. Capital expenditures were $31.6 million in the first six months of 2010 compared to capital expenditures of $20.1 million in the first six months of 2009.

Conference Call and Webcast

The Company will discuss second quarter 2010 results on a conference call at 10:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investors/conference_call.html), or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Consolidated Statements of Earnings

(In millions, except share and per share amounts)

(Unaudited)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change

Net sales	$709.4	$636.7	11%	$1,271.4	$1,168.0	9%
Cost and expenses:
Cost of goods sold	562.8	491.3	15%	1,011.2	930.1	9%
Selling and administrative expenses	76.5	74.4	3%	148.8	143.5	4%
Research and development expenses	6.5	4.0	63%	11.0	8.3	33%
Gain related to fire settlement	—	(24.5)	NM	—	(27.0)	NM
Other (income) expense, net	(0.6)	6.6	NM	(2.3)	8.8	NM

Earnings before interest and income taxes	64.2	84.9	-24%	102.7	104.3	-2%
Interest expense, net	1.8	2.3	-22%	3.7	5.0	-26%

Earnings before income taxes	62.4	82.6	-24%	99.0	99.3	0%
Income tax expense	23.5	25.4	NM	37.2	31.1	NM

Income from continuing operations, net of tax	38.9	57.2	-32%	61.8	68.2	-9%

Income (loss) from discontinued operations, net of tax	(0.3)	(1.7)	NM	1.0	(6.1)	NM

Net income	$38.6	$55.5	-30%	$62.8	$62.1	1%

Basic earnings (loss) per share (1)
Continuing operations	$0.63	$0.93	-32%	$1.00	$1.11	-10%
Discontinued operations	—	(0.02)	NM	0.02	(0.10)	NM
Basic earnings per share	$0.63	$0.91	-31%	$1.02	$1.01	1%

Diluted earnings (loss) per share (1)
Continuing operations	$0.62	$0.93	-33%	$0.99	$1.11	-11%
Discontinued operations	—	(0.03)	NM	0.02	(0.10)	NM
Diluted earnings per share	$0.62	$0.90	-31%	$1.01	$1.01	0%

Average shares outstanding - in thousands
Basic	60,832	60,584		60,811	60,576
Diluted	61,686	60,926		61,678	61,016

Dividends	$9.9	$9.5	4%	$19.7	$19.0	4%
Dividends per share	$0.160	$0.155	3%	$0.320	$0.310	3%

(1) Numerator for basic and diluted EPS calculated based on “two class” method of computing earnings per share:

Income from continuing operations	$38.5	$56.6	$61.1	$67.5
Net income	$38.2	$54.9	$62.1	$61.4

NM = Not Meaningful

* 2009 figures have been restated to reflect the reclassification of Power Transmission from discontinued operations to continuing operations and Johnson Truck Bodies as a discontinued operation.

CARLISLE COMPANIES INCORPORATED

Segment Financial Data

(In millions)

(Unaudited)

	Second Quarter			Six Months
	2010	2009	% Change	2010	2009	% Change
Net Sales

Construction Materials	$345.8	$314.4	10%	$562.3	$522.1	8%
Engineered Transportation Solutions	218.2	197.8	10%	430.4	401.8	7%
Interconnect Technologies	62.4	39.1	60%	124.2	83.0	50%
FoodService Products	61.3	64.0	-4%	118.0	122.7	-4%
Specialty Products	21.7	21.4	1%	36.5	38.4	-5%
Total Net Sales	$709.4	$636.7	11%	$1,271.4	$1,168.0	9%

Earnings Before Interest and Income Taxes (EBIT)

Construction Materials	$51.3	$50.7	1%	$70.6	$56.1	26%
Engineered Transportation Solutions	9.2	39.0	-76%	22.8	55.2	-59%
Interconnect Technologies	6.0	2.7	122%	13.8	6.8	103%
FoodService Products	6.3	5.9	7%	12.7	10.0	27%
Specialty Products	0.2	(3.3)	106%	—	(6.0)	100%
Segment EBIT	73.0	95.0	-23%	119.9	122.1	-2%
Corporate	(8.8)	(10.1)	13%	(17.2)	(17.8)	3%
Total EBIT	$64.2	$84.9	-24%	$102.7	$104.3	-2%

EBIT Margins

Construction Materials	14.8%	16.1%		12.6%	10.7%
Engineered Transportation Solutions	4.2%	19.7%		5.3%	13.7%
Interconnect Technologies	9.6%	6.9%		11.1%	8.2%
FoodService Products	10.3%	9.2%		10.8%	8.1%
Specialty Products	0.9%	-15.4%		0.0%	-15.6%
Segment EBIT Margin	10.3%	14.9%		9.4%	10.5%
Corporate	-1.2%	-1.6%		-1.4%	-1.5%
Total EBIT Margin	9.0%	13.3%		8.1%	8.9%

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$96.6	$96.3
Receivables	414.5	292.5
Inventories	363.2	345.8
Prepaid expenses and other	66.9	65.2
Total current assets	941.2	799.8
Property, plant and equipment, net	474.9	482.6
Other assets	611.7	629.8
Non-current assets held for sale	1.9	1.9
Total Assets	$2,029.7	$1,914.1

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$207.3	$135.7
Accrued expenses	159.8	165.4
Total current liabilities	367.1	301.1
Long-term debt	156.2	156.1
Other liabilities	236.6	238.3
Shareholders’ equity	1,269.8	1,218.6
Total Liabilities and Shareholders’ Equity	$2,029.7	$1,914.1

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30

(In millions)

(Unaudited)

	2010	2009
Operating activities
Net income	$62.8	$62.1
Reconciliation of net income to operating cash flows:
Depreciation and amortization	36.3	34.3
Non-cash compensation	7.2	7.7
Loss on writedown of assets	—	10.5
Deferred taxes	(7.1)	3.6
Gain on sale of investments, property and equipment, net	(3.6)	(0.5)
Change in working capital and other assets and liabilities	(72.0)	151.9
Other	(3.1)	(0.6)
Net cash (used in) provided by operating activities	20.5	269.0
Investing activities
Capital expenditures	(31.6)	(20.1)
Proceeds from investments and disposal of property and equipment	5.2	2.6
Proceeds from sale of business	20.3	—
Other	(0.2)	0.5
Net cash provided by (used in) investing activities	(6.3)	(17.0)
Financing activities
Net change in short-term debt and revolving credit lines	(0.1)	(211.9)
Dividends paid	(19.7)	(19.0)
Excess tax benefits on share-based compensation	1.5	(0.3)
Treasury shares and stock options, net	5.0	(0.2)
Net cash used in financing activities	(13.3)	(231.4)
Effect of exchange rate changes on cash	(0.6)	0.3
Change in cash and cash equivalents	0.3	20.9
Cash and cash equivalents
Beginning of period	96.3	42.7
End of period	$96.6	$63.6